                CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT
                TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF
                1934, AS AMENDED.



                                                                   EXHIBIT 10.40


                          OPTION AND LICENSE AGREEMENT

          This Agreement ("Agreement") is entered into as of the 6th day of July, 1998, by and between RIBOGENE, INC., a corporation organized under the laws of Delaware ("RiboGene"), and ROBERTS PHARMACEUTICAL CORPORATION ("Roberts"), a corporation organized under the laws of New Jersey.

                                    RECITALS

          WHEREAS, RiboGene has conducted research and development with an intranasally administered pharmaceutical product containing metoclopramide as an active ingredient for the treatment of delayed onset emesis and other indications, and owns certain patents relating thereto; and

          WHEREAS, Roberts is interested in completing the development of RiboGene's product as a contract research organization for RiboGene, and desires to obtain an exclusive option for obtaining a license to market said product after regulatory approvals have been obtained;

          WHEREAS, RiboGene and Roberts have entered into that certain Series A Preferred Stock Purchase Agreement, dated as of the date hereof, (the "Purchase Agreement"), pursuant to which Roberts will purchase 1,428,572 shares of Series A Convertible Non-voting Preferred Stock of RiboGene (the "Stock Purchase");

          NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, and subject to the Closing of the Stock Purchase, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

          1.1 "Affiliate" shall mean (i) any corporation or other entity ("Parent") which directly or indirectly owns or controls at least fifty percent (50%) of the outstanding voting securities of a party, (ii) any corporation or other entity in which a party owns or controls at least fifty percent (50%) equity interest, and (iii) any corporation or other entity in which a Parent of a party owns or controls at least a fifty percent (50%) equity interest.

          1.2 "Allowable Expenses" shall mean the pre-existing third party commitments and any patent and trademark costs in the Territory incurred by RiboGene relating to the Product, an estimate of which is contained in Exhibit A.

          1.3 "Closing" shall have the meaning specified in the Purchase Agreement.

          1.4 "Collaboration Know-How" shall mean all inventions, discoveries, materials and information developed by either party relating to the Product during the term of this Agreement. Collaboration Know-How shall not include Collaboration Patents.



                                       1.

          1.5 "Collaboration Patents" shall mean any and all patents, including, without limitation, any substitutions, extensions, reissues, renewals, supplementary protection certificates and inventors' certificates, which have not been held invalid or unenforceable by a non-appealable or non-appealed decision of a court of competent jurisdiction, issuing from patent applications filed in any jurisdiction, including, without limitation, any provisionals, divisionals, continuations, and continuations-in-part, which cover inventions or discoveries made by either party alone or both parties jointly relating to the Product during the term of this Agreement.

          1.6 "Collaboration Technology" shall mean all Collaboration Patents and Collaboration Know-How.

          1.7 "Confidential Information" shall mean a party's confidential information, including, without limitation, Roberts Know-How, RiboGene Know-How, Collaboration Know-How, Development Programs, engineering designs and drawings, research data, manufacturing processes and techniques, scientific, manufacturing, marketing, and business plans, financial or personnel matters relating to the party, its present or future products, sales, suppliers, customers, employees, investors or business.

          1.8 "Development Program" shall mean the program of preclinical and clinical development activities relating to the Product undertaken by Roberts pursuant to this Agreement.

          1.9 "Effective Date" shall mean the date on which the Closing occurs, as defined in the Purchase Agreement.

          1.10 "FDA" shall mean the United States Food and Drug Administration.

          1.11 "Field" shall mean therapeutic treatment of delayed onset emesis and any other conditions or diseases in humans.

          1.12 "NDA" shall mean the approval required by the FDA or an equivalent non-U.S. authority required for the marketing and sale of the Product in the Territory.

          1.13 "Net Sales" shall mean the gross invoice price of the Product sold in the Territory by Roberts, its Affiliates or sublicensees to an independent third party after deducting, if not already deducted in the amount invoiced (a) trade, quantity and cash discounts actually taken, (b) returns, rebates, chargebacks and allowances made or granted, and (c) transportation and insurance charges separately billed. With respect to sales of combination products consisting of metoclopramide combined with one or more additional active ingredients, the parties will agree on a method of allocation in the event the situation arises. Sales among Roberts and its Affiliates or sublicensees shall not be deemed Net Sales. The Product shall be considered sold when invoiced by Roberts.

          1.14 "Product" shall mean a pharmaceutical product containing metoclopramide as an active ingredient formulated for intranasal delivery.

          1.15 "RiboGene Know-How" shall mean all inventions, discoveries, materials and information (i) which RiboGene owns, controls or has a license (with a right to sublicense) as of



                                       2.

the Effective Date or which arise outside the Development Program during the term of this Agreement, and (ii) which are necessary or useful for the conduct of the Development Program, or the manufacture, use or sale of the Product. RiboGene Know-How shall not include RiboGene Patents.

          1.16 "RiboGene Patents" shall mean the patents listed in Exhibit B and any and all patents other than Collaboration Patents, including, without limitation, any substitutions, extensions, reissues, renewals, supplementary protection certificates and inventors' certificates, which have not been held invalid or unenforceable by a non-appealable or non-appealed decision of a court of competent jurisdiction, issuing from patent applications filed in any jurisdiction, including, without limitation, any provisionals, divisionals, continuations, continuations-in-part, which (i) RiboGene owns, controls or has a license to (with the right to sublicense) as of the Effective Date, and (ii) would be infringed by the conduct of the Development Program, or the manufacture, use or sale of the Product.

          1.17 "RiboGene Technology" shall mean the RiboGene Patents and the RiboGene Know-How.

          1.18 "Regulatory Approval(s)" shall mean shall mean all new drug approvals, marketing approvals, applications, licenses, permits, and other authorizations, which are required for manufacturing and selling the Product in compliance with applicable laws in the Territory.

          1.19 "Regulatory Authority" shall mean the competent government regulatory authority responsible for granting the Regulatory Approvals in a country of the Territory.

          1.20 "Roberts Know-How" shall mean all inventions, discoveries, materials and information (i) which Roberts owns, controls or has a license to (with a right to sublicense) as of the Effective Date or which arise outside of the Development Program from time to time during the term of this Agreement, and
(ii) which are necessary or useful for the conduct of the Development Program, or the manufacture, use or sale of the Product. Roberts Know-How shall not include Roberts Patents.

          1.21 "Roberts Patents" shall mean any and all patents other than Collaboration Patents, including, without limitation, any substitutions, extensions, reissues, renewals, supplementary protection certificates and inventors' certificates, which have not been held invalid or unenforceable by a non-appealable or non-appealed decision of a court of competent jurisdiction, issuing from patent applications filed in any jurisdiction, including, without limitation, any provisionals, divisionals, continuations, continuations-in-part, which (i) Roberts owns, controls or has a license to (with the right to sublicense) as of the Effective Date, and (ii) would be infringed by the conduct of the Development Program, or the manufacture, use or sale of the Product.

          1.22 "Roberts Technology" shall mean the Roberts Patents and the Roberts Know-How.



                                       3.
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          1.23 "Steering Committee" shall mean the committee established by the parties pursuant to Section 2.1.

          1.24 "Territory" shall mean in the United States, its commonwealth and possessions, Canada and Mexico.

          1.25 "Trademark" shall mean Emitasol(R).

                                    ARTICLE 2

                               PRODUCT DEVELOPMENT

          2.1 STEERING COMMITTEE.

               (a) Formation of Steering Committee. Promptly after the Effective Date, the parties shall establish the Steering Committee. The Steering Committee shall consist of an equal number of members from Roberts and RiboGene, appointed and substituted by each party as necessary from time to time. Each member shall have appropriate technical credentials and knowledge and ongoing familiarity with the Development Program. All decisions of the Steering Committee shall be unanimous.

               (b) Meetings of Steering Committee. The Steering Committee shall meet quarterly or at such other intervals as shall be agreed between the parties, and at such times as shall be mutually agreed upon by the parties and at a site alternating between RiboGene's and Roberts's place of business, or as otherwise mutually agreed.

               (c) Responsibilities of the Steering Committee. The Steering Committee shall establish the Development Program for the Product aimed at developing and commercializing the Product in all possible indications in all countries of the Territory. The Steering Committee shall monitor the progress of the Development Program and may revise it as necessary to achieve the overall goal of developing the Product as quickly as commercially feasible, and maximizing the commercial potential of the Product.

          2.2 CONDUCT OF THE DEVELOPMENT PROGRAM.

               (a) Roberts will conduct the Development Program under the direction of the Steering Committee. Roberts shall keep the Steering Committee fully informed on a reasonable basis of the development of the Product, including but not limited to periodic written updates on the progress of each filing with a Regulatory Authority.

               (b) In performing the Development Program, Roberts shall devote the same degree of attention, resources and diligence to the preclinical and clinical development of the Product as it devotes to its own high priority compounds and products. In particular, Roberts undertakes to diligently conduct clinical trials and to apply for Regulatory Approval of the Product in each country of the Territory within [ * ] from the Effective Date. If Roberts has not filed an NDA or its foreign equivalent in a country of the Territory within [ * ] from the Effective Date, Roberts' option granted under Section 4.1 shall be deemed to


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                                       4.
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have expired in such country, and such country shall be excluded from the
Territory. Should an action of a Regulatory Authority outside of Roberts' control give rise to a reasonable basis to extend the aforesaid [ * ] period, meaning that it is reasonable to expect that Roberts acting with commercially reasonable diligence shall not have applied for Regulatory Approval as aforesaid, an extension of time will be provided to enable Roberts to complete the Development Plan and the parties shall negotiate in good faith and arrive at a reasonable period of extension.

               (c) All regulatory filings shall be made in the name of RiboGene, and any Regulatory Approvals granted thereon shall be transferred to Roberts upon exercise of the option as set forth in Section 4.2.

          2.3 MANUFACTURE FOR DEVELOPMENT. Roberts shall be responsible for obtaining supplies of the Product in quantities necessary for performing the preclinical and clinical development activities under the Development Program.

          2.4 ACCESS AND USE OF INFORMATION. RiboGene shall have the right to use all data obtained in the studies, all filings made, and all Regulatory Approvals obtained by Roberts in the Territory, and shall have the right to reference any such data, any regulatory filings and Regulatory Approvals for inclusion in regulatory submissions such as filings for Regulatory Approvals for the Product outside of the Territory.

          2.5 DEVELOPMENT FUNDING. RiboGene shall fund the preclinical and clinical studies conducted by Roberts under the Development Program, and pay the Allowable Expenses up to an amount of seven million dollars ($7,000,000) ("Development Funds"). Any costs of activities to be performed under the Development Program and any Allowable Expenses in excess of the Development Funds shall be funded by Roberts. Payments by RiboGene shall be made on a contract research basis in accordance with a development budget and schedule established by the Steering Committee in the Development Program.

          2.6 [ * ] If at any time during the term of this Agreement and prior to the exercise of the option by Roberts pursuant to Section 4.2 below [ * ]. The [ * ] RiboGene at the time when [ * ] or upon the first Regulatory Approval of the Product. If necessary to pay for the preclinical and clinical studies under the Development Program or the Allowable Expenses, [ * ] the budget and payment schedule contained in the Development Program or the due date of the payments for Allowable Expenses.


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                                       5.
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                                    ARTICLE 3

                 OWNERSHIP OF INTELLECTUAL PROPERTY AND LICENSES

          3.1 ROBERTS TECHNOLOGY. RiboGene acknowledges and agrees that Roberts is and shall remain the sole owner of the Roberts Technology and that RiboGene has no rights in or to any of it other than the license and rights specifically granted herein and the licenses granted pursuant to this Agreement.

          3.2 RIBOGENE TECHNOLOGY. Roberts acknowledges and agrees that RiboGene is and shall remain the sole owner of the RiboGene Technology and that Roberts has no rights in or to any of them other than the rights specifically granted herein and the license to be granted pursuant to this Agreement.

          3.3 COLLABORATION TECHNOLOGY. Collaboration Technology shall be owned by either party alone or jointly with the other party depending on whether such Collaboration Technology was developed by a party alone or jointly with the other party. Inventorship shall be determined in accordance with the rules of inventorship under U.S. patent laws. Neither party shall have rights to such Collaboration Technology owned solely or jointly except as expressly granted under this Agreement.

          3.4 LICENSE GRANTS.

               (a) License Grant to Roberts. As of the Effective Date, RiboGene hereby grants to Roberts a non-royalty bearing, exclusive license under RiboGene Technology and Collaboration Technology in the Field for the sole purpose of conducting the Development Program. Roberts may not grant sublicenses under the license granted in this subsection (a) except in the context of contract research or contract development by a third party as part of the Development Program, and then only after the prior written approval of RiboGene, which approval shall not be unreasonably withheld. The terms of any sublicense shall conform to the terms of this Agreement in all respects.

               (b) License Grant to RiboGene. As of the Effective Date, Roberts hereby grants to RiboGene a non-royalty bearing, non-exclusive license, with the right to sublicense, under Roberts Technology, and a non-royalty bearing, exclusive license, with the right to sublicense, under Collaboration Technology to research, develop, make, have made, use, import, offer for sale and sell the Product outside of the Territory.

          3.5 TRADEMARK LICENSE. As of the Effective Date, RiboGene hereby grants to Roberts a non-royalty bearing, exclusive license, with the right to sublicense subject to RiboGene's prior written approval, under RiboGene's rights in and to the Trademark for the sole purpose of developing, marketing, and selling the Product in the Territory during the term of this Agreement. Roberts shall use the Trademark in connection with the development, marketing, promotion and selling of the Product. RiboGene shall file and maintain the Trademark in all countries of the Territory. The costs of such filings and maintenance shall be part of Allowable



                                       6.

Expenses until Roberts has exercised its option pursuant to Section 4.2, whereafter such costs shall be borne by Roberts.

                                    ARTICLE 4

                                  OPTION GRANT

          4.1 OPTION FOR COMMERCIALIZATION LICENSE. Roberts shall have the option to obtain an exclusive license, with the right to sublicense subject to RiboGene's prior written approval, under RiboGene Technology and Collaboration Technology in the Field to make, have made, use, import, offer for sale and sell the Product in the Territory. The option shall be in effect in any particular country of the Territory for a period beginning on the Effective Date and ending sixty (60) days after first Regulatory Approval of the Product in that particular country of the Territory ("Option Period").

          4.2 OPTION EXERCISE. Roberts shall exercise the option by giving RiboGene written notice prior to the expiration of the Option Period.

          4.3 EXPIRY OF OPTION. If the option granted under Section 4.1 expires under the terms of this Agreement, Roberts shall transfer to RiboGene all information, including, without limitation, data, reports and documentation generated by Roberts in the course of the performance of the Development Program and all rights of Roberts in and to such information.

                                    ARTICLE 5

                                COMMERCIAL TERMS

          5.1 LICENSE FEE. Within [ * ] after exercising the option pursuant to
Section 4.2 above, Roberts shall pay to RiboGene a license fee of ten million dollars ($10,000,000) ("License Fee") as follows:

               (a) [ * ] of the License Fee, i.e. [ * ] if the option is exercised following FDA Regulatory Approval of the Product for delayed onset emesis or for an indication which permits the promotion of the Product for treatment of the symptoms of delayed onset emesis;

               (b) [ * ] of the License Fee, i.e. [ * ] if the option is exercised following FDA Regulatory Approval of the Product for an indication which does not permit the promotion of the Product for the treatment of the symptoms of delayed onset emesis;

               (c) [ * ] of the License Fee, i.e. [ * ] if the option is exercised following Regulatory Approval of the Product in Canada or Mexico;

               (d) In the event of a partial payment of the License Fee pursuant to subsections (b) through (c) above, Roberts shall make additional payments upon the occurrence of any subsequent Regulatory Approvals for an indication which permits the promotion of the


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                                       7.

Product for the treatment of the symptoms of delayed onset emesis described in subsections (a) through (c), up to and until such time as the full amount of the License Fee has been paid;

               (e) Notwithstanding the payment events described in subsections
(b) through (d) above and license fee payments made by Roberts thereunder, the balance of the License Fee shall be due and payable (i) if gross sales generated with the Product in the first year from the date of first commercial sale reach or exceed [ * ]; or (ii) if the aggregate gross sales generated with the Product reach or exceed [ * ]

          5.2 ROYALTIES.

               (a) Royalty Rate. Roberts shall pay to RiboGene royalties at a rate of [ * ] of Net Sales of the Product.

               (b) Royalty Term.

                    (i) In any country where the manufacture, use or sale of the Product is covered by a Collaboration Patent or RiboGene Patent, royalties shall be payable in such country until the later of (i) [ * ] from the first commercial sale of the Product in such country and (ii) the expiration of the last to expire of such Collaboration Patent or RiboGene Patent.

                    (ii) In any country where the manufacture, use or sale of the Product is not covered by a Collaboration Patent or RiboGene Patent, royalties shall be payable in such country until the expiration of [ * ] from the date of first commercial sale of the Product in such country.

               (c) If, due to restrictions or prohibitions imposed by national or international authority, including but not limited to restrictions on payments of royalties from the Territory, Roberts is unable to make the payments of royalties as aforesaid, the parties shall consult with a view to finding a prompt and acceptable solution and Roberts shall not be relieved of the obligation to make such payments and will from time to time deal with such monies as RiboGene may lawfully direct.

               (d) Any and all taxes payable in connection with the payments to be made pursuant to this Section 5.2 shall be for the account of RiboGene. In the event that Roberts shall be required to withhold or pay any taxes in the Territory applicable to RiboGene with respect to any such payments, Roberts shall promptly furnish RiboGene with the respective tax receipts, or other evidence of payment.

               (e) Upon request by RiboGene, Roberts shall file on behalf of RiboGene any tax returns which the law of the Territory may require. Such tax returns shall be filed in accordance with RiboGene's instructions and Roberts shall pay such taxes on RiboGene's behalf, deducting the amounts of such tax payments from the royalty payments due pursuant to this Section 5.2.


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                                       8.

               (f) Roberts shall reasonably assist RiboGene in obtaining a tax credit under the applicable taxation treaties and laws, including by providing appropriate evidence of RiboGene's payment of the withholding tax.

          5.3 DUE DILIGENCE.

               (a) Roberts undertakes to launch and sell the Product in each country of the Territory within [ * ] from the date of Regulatory Approval, including pricing approval, where applicable, in such country. Roberts shall market and promote the Product as it markets and promotes its own products with similar sales potential.

               (b) If Roberts has not launched the Product within the time period required under subsection (a) above, Roberts' license obtained pursuant to the exercise of the option under Section 4.2 shall be deemed to have expired in such country, and such country shall be excluded from the Territory. Upon expiry of the license, Roberts shall transfer to RiboGene all Regulatory Approvals in such country, and information, including, without limitation, data, reports and documentation generated by Roberts in the course of the performance of the development of the Product for such country and all rights of Roberts in and to such information.

          5.4 TERRITORIAL LIMITATION. Roberts hereby undertakes to practice the RiboGene Technology and Collaboration Technology licensed hereunder only within the Territory. Roberts shall not sell or distribute the Product outside of the Territory, and shall not sell or supply the Product to any third party of whom it knows or has reason to believe that such third party sells or supplies the Product to customers outside of the Territory.

                                    ARTICLE 6

                            PAYMENTS; RECORDS; AUDIT

          6.1 ROYALTY PAYMENT AND REPORTS.

               (a) Royalty amounts payable to RiboGene under Section 5.2 shall be paid in U.S. Dollars within [ * ] of the end of each calendar quarter. Each payment of royalties shall be accompanied by a statement of the amount of Net Sales during such period, the amount of aggregate Net Sales to date as of the end of such period, and the amount of royalties due on such Net Sales.

               (b) For the purpose of calculating royalties on Net Sales generated in currencies other than U.S. dollars, such Net Sales shall be converted into U.S. dollars at the rate of exchange as quoted in the Wall Street Journal on the last business day of the relevant calendar quarter. All royalty payments owed under this Agreement shall be made by means of wire transfer to RiboGene's account in a bank in the United States to be designated by RiboGene.

          6.2 RECORDS AND AUDIT.

               (a) During the term of this Agreement and for a period of [ * ] thereafter, Roberts shall keep complete and accurate records pertaining to the sale or other


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                                       9.

disposition of the Product commercialized by it, in sufficient detail to permit RiboGene to confirm the accuracy of all payments due hereunder.

               (b) RiboGene shall have the right to cause an independent, certified public accountant to audit such records to confirm Roberts's Net Sales and royalty payments; provided, however, that such auditor shall not disclose Roberts's confidential information to RiboGene, except to the extent such disclosure is necessary to verify the amount of royalties due under this Agreement.

               (c) Such audits may be exercised once a year, within [ * ] after the royalty period to which such records relate, upon notice to Roberts and during normal business hours.

               (d) RiboGene shall bear the full cost of such audit unless such audit discloses a variance of more than [ * ] from the amount of the Net Sales or royalties previously paid. In such case, Roberts shall bear the full cost of such audit. The terms of this Section 6.2 shall survive any termination or expiration of this Agreement for a period of [ * ]

               (e) OVERDUE PAYMENTS. If RiboGene does not receive payment of any sum payable under this Agreement on the date it is due, simple interest shall thereafter accrue on the sum due to RiboGene until the date of payment at the per annum rate of [ * ]

                                    ARTICLE 7

                         PATENT PROSECUTION AND DEFENSE

          7.1 PATENT PROSECUTION AND MAINTENANCE.

               (a) RiboGene shall maintain the RiboGene Patents during the term of this Agreement. The costs of such maintenance shall be part of Allowable Expenses until Roberts has exercised its option pursuant to Section 4.2, whereafter such costs shall be borne by Roberts.

               (b) Roberts shall be responsible for filing and prosecuting applications for Collaboration Patents and for maintaining Collaboration Patents owned solely by either party or jointly by the parties in the Territory. Roberts shall consult with RiboGene as to the selection of countries in which to file applications for such Collaboration Patents. Roberts shall be responsible for bearing the cost of filing and prosecuting applications for Collaboration Patents and of maintaining Collaboration Patents in the Territory. In the event that Roberts decides not to proceed with prosecuting an application for a Collaboration Patent, it shall give RiboGene [ * ] notice before any relevant deadline, and RiboGene shall have the right to pursue, at its own expense, prosecution of such patent application or maintenance of such patent, and such patent shall be excluded from the licenses granted herein or in the License Agreement.


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                                      10.

               (c) Each party agrees to cooperate with the other and take all reasonable additional actions and execute such agreements, instruments, and documents as may be reasonably required to prosecute patent applications as provided in this section, and to perfect the other's ownership interest in Collaboration Patents as allocated in Article 3, including, without limitation, the execution of necessary and appropriate instruments of assignment.

          7.2 INFRINGEMENT OF PATENTS BY THIRD PARTIES.

               (a) Notice. Each party shall promptly notify the other in writing of any alleged or threatened infringement of RiboGene Patents, Roberts Patents, or Collaboration Patents which may adversely impact the rights of the parties hereunder.

               (b) Roberts Patents and RiboGene Patents.

                    (i) The party which is the holder of Roberts Patents or RiboGene Patents, respectively, shall have the right, but not the obligation, to bring an appropriate action against any person or entity directly or contributorily infringing its patents. If the patent holder brings an action against an alleged infringer, the other party shall cooperate reasonably with the patent holder in any such efforts.

                    (ii) Any recovery obtained by the patent holder as a result of such action, whether obtained by settlement or otherwise, shall be disbursed as follows: first, each party shall be reimbursed for any reasonable expenses incurred in bringing or assisting in such action (including counsel fees). If the infringement was made by a third party product which competed with the Product in the Territory, the remaining proceeds shall be added to Net Sales. In the event of any other kind of infringement, the remaining proceeds shall retained by the patent holder.

                    (iii) No settlement, compromise or other disposition of any such action which compromises a party's rights under this Agreement shall be entered into without such party's prior consent, which shall not be unreasonably withheld.

               (c) Collaboration Patents.

                    (i) If a Collaboration Patent is infringed in the Territory, Roberts shall have the right to bring, at its own expense, an appropriate action against any person or entity directly or contributorily infringing such Collaboration Patent. In such event, RiboGene shall cooperate reasonably with Roberts in any such action, including if required to bring such action, the furnishing of a power of attorney.

                    (ii) In the event Roberts fails to institute an infringement suit or take other reasonable action to protect the relevant Collaboration Patent, RiboGene shall have the right, upon [ * ] of notification of Roberts, to institute such suit or take other appropriate action at its own expense in its own name, the joint owners' name, or both. In such event, Roberts hereby agrees to cooperate reasonably with RiboGene in any such effort, including if required to bring such action, the furnishing of a power of attorney.


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                                      11.

                    (iii) Regardless of which party brings the action, any recovery obtained by settlement or otherwise shall be disbursed as follows: the party bringing such action shall first ensure that any reasonable expenses incurred in assisting in such action (including counsel fees) by both parties are reimbursed. Thereafter, the party bringing such action shall ensure that the net recovery shall be added to Net Sales.

          7.3 INFRINGEMENT OF THIRD PARTY RIGHTS.

                    (i) Joint Strategy. In the event that the Product developed, manufactured or sold hereunder becomes the subject of a claim for patent, copyright or other proprietary right infringement in the Territory ("Product Infringement Claim"), and irrespective of whether Roberts or RiboGene is charged with said infringement, and the venue of such claim, the parties shall promptly confer to discuss the claim. The parties shall agree on how to best defend the Product Infringement Claim and shall designate the party who shall have primary responsibility to conduct the defense of any Product Infringement Claim in the Territory.

                    (ii) Defense. The party with primary responsibility for the defense of a Product Infringement Claim shall keep the other party informed on the progress and shall provide it with copies of all filings made or received in connection with such claim. The other party shall have the right to participate in any proceedings and to be represented by counsel of its own choice. The costs of such defense shall be shared between the parties. Each party shall reasonably cooperate with the party conducting the defense of the Product Infringement Claim, including if required to conduct such defense, furnishing a power of attorney. Neither party shall enter into any settlement that affects the other party's rights or interests without such other party's written consent, which consent shall not be unreasonably withheld.

          7.4 PATENT MARKING. Roberts shall mark, if necessary, all the Product manufactured, used or sold under the terms of this Agreement, or its containers, in accordance with the applicable patent marking laws, as required.

                                    ARTICLE 8

                             PUBLICATION; PUBLICITY

          8.1 PUBLICATION.

               (a) Review and Approval. Each party to this Agreement recognizes that the publication of papers, including oral presentations and abstracts, regarding the Collaboration Know-How and the Collaboration Patents, subject to reasonable controls to protect Confidential Information, will be beneficial to both parties. However, each party shall have the right to review and approve any paper proposed for publication by the other party, including oral presentations and abstracts, which utilizes data generated from the Development Program and/or includes Collaboration Know-How or Confidential Information of the reviewing party.

               (b) Review and Approval Process. At least [ * ] before any such paper is presented or submitted for publication, the party proposing publication shall deliver a


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                      12.

complete copy to the other party. The receiving party shall review any such paper and give its comments to the publishing party within [ * ] of the delivery of such paper to the receiving party. With respect to oral presentation materials and abstracts, the parties shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing party with appropriate comments, if any, but in no event later than [ * ] from the delivery date thereof to the receiving party. The publishing party shall comply with the other party's request to delete references to such other party's Confidential Information in any such paper and agrees to withhold publication of same in order to permit the parties to obtain patent protection, if either of the parties deem it necessary, in accordance with the terms of this Agreement.

          8.2 PUBLICITY. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, or stockholders' reports, or otherwise, relating to the existence of or the performance under this Agreement, without the prior written approval of the other party, which approval shall not be unreasonably withheld, [ * ].

          8.3 PRESS RELEASE. Notwithstanding any provision of this Agreement to the contrary, promptly after the date hereof, each party may issue a press release substantially in the form as agreed to by the parties.

                                    ARTICLE 9

                         REPRESENTATIONS AND WARRANTIES

          9.1 CORPORATE POWER, DUE AUTHORIZATION, BINDING AGREEMENT. Each party hereby represents and warrants:

               (a) That it is duly organized and validly existing under the laws of the state or country of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

               (b) That it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder;

               (c) That this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, and that the execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

          9.2 INTELLECTUAL PROPERTY. Each party has the full right to grant the licenses granted by it under this Agreement and is not aware, to the best of its knowledge, of any claims by third parties to a conflicting ownership interest in its solely-owned Patents.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                      13.

          9.3 RIBOGENE DISCLAIMER. THE RIBOGENE TECHNOLOGY AND COLLABORATION TECHNOLOGY LICENSED HEREUNDER IS PROVIDED "AS IS" AND RIBOGENE EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

                                   ARTICLE 10

                                 INDEMNIFICATION

          10.1 INDEMNIFICATION BY RIBOGENE. RiboGene shall indemnify Roberts, its Affiliates, and all their officers, directors, employees and agents, for any reasonable out-of-pocket costs and expenses (including court and arbitration costs, witness fees and reasonable attorneys' fees), non-appealed or non-appealable judicial or arbitration damage awards, and settlement payments, payable or owed by Roberts in connection with any demands, law suits and other legal actions of third parties arising from (i) the performance or breach of this Agreement by RiboGene, and (ii) any negligent actions or willful misconduct by RiboGene, its Affiliates, agents or sublicensees.

          10.2 INDEMNIFICATION UNDERTAKING BY ROBERTS. Roberts shall indemnify RiboGene, its Affiliates and sublicensees, and all their officers, directors, employees and agents, for any reasonable out-of-pocket costs and expenses (including court and arbitration costs and reasonable attorneys' fees), non-appealed or non-appealable judicial or arbitration damage awards, and settlement payments agreed with the third party claimants payable or owed by RiboGene in connection with any demands, law suits and other legal actions of third parties arising from (i) the performance or breach of this Agreement by Roberts, (ii) any negligent actions or willful misconduct by Roberts, its Affiliates, or agents, and (iii) the possession, manufacture, use, marketing, promotion, distribution, sale or administration of the Product.

          10.3 CONDITIONS AND LIMITATIONS OF INDEMNIFICATION OBLIGATION.

               (a) In order to maintain the right to be indemnified by the other party ("Indemnitor") for any demands, law suits and other legal actions of third parties ("Third Party Claims") described in Sections 10.1 and 10.2 above, the party claiming indemnification ("Indemnitee") must:

                    (i) notify the Indemnitor promptly after learning of a Third Party Claim;

                    (ii) allow the Indemnitor to manage and control (by way of intervention or otherwise) the defense and/or settlement of the Third Party Claim against the Indemnitee;



                                      14.

                    (iii) cooperate with the Indemnitor in the defense or the settlement negotiations of any Third Party Claims for which indemnification is sought, as reasonable required by the Indemnitor;

                    (iv) abstain from making any statements or taking any actions which damage the defense against a Third Party Claim (including, without limitation, any statements against the interest of the Indemnitee or admissions of causation or guilt).

               (b) The Indemnitor shall not agree to any settlement that adversely affects the Indemnitee's rights or interest without the Indemnitee's prior written approval (which approval shall not be unreasonably withheld).

               (c) The Indemnitor shall have no obligation to indemnify the Indemnitee to the extent that a Third Party Claim results from the negligence or willful misconduct of the Indemnitee.

                                   ARTICLE 11

                                 CONFIDENTIALITY

          11.1 DISCLOSURE OF CONFIDENTIAL INFORMATION. Confidential Information disclosed by one party to the other pursuant to and during the term of this Agreement shall be subject to the confidentiality obligations set forth below:

               (a) if disclosed in writing and marked "confidential" or "proprietary" by the disclosing party prior to or at the time of the disclosure thereof, or if it would be apparent to a reasonable person, familiar with the disclosing party's business and the industry, that such information is of a confidential or proprietary nature; and

               (b) if [ * ] after disclosure of Confidential Information, the disclosing party informs the receiving party in writing of the confidential nature of the disclosed information, describing such information and referencing the place and date of the oral, visual or written disclosure and the names of the employees or officers of the receiving party to whom such disclosure was made.

          11.2 CONFIDENTIALITY AND NON-USE. Except to the extent expressly authorized by this Agreement or unless otherwise agreed in writing by the parties, each party agrees that, for the combined term of this Agreement and the Development Agreement, and for [ * ] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information, unless the receiving party can demonstrate by competent proof that such Confidential
Information:

               (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                      15.

               (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

               (c) became generally available to the public or otherwise part of the public domain after it disclosure and other than through any act or omission of the receiving party in breach of such Agreements;

               (d) was disclosed to the receiving party, other than under an obligation of confidentiality to a third party, by a third party who had no obligation to the disclosing party not to disclose such information to others; or

               (e) was independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party.

          11.3 AUTHORIZED DISCLOSURE.

               (a) Each party may disclose Confidential Information belonging to the other party to Affiliates and sublicensees who agree to be bound by similar terms of confidentiality. In addition, each party may disclose Confidential Information of the other party to the extent such disclosure is reasonably necessary to: (i) comply with applicable securities laws and regulations and other applicable governmental regulations, (ii) file or prosecute patents relating to Collaboration Technology, (iii) prosecute or defend litigation, (iv) file applications for Regulatory Approvals for the Product, and (vi) conduct pre-clinical or clinical trials with the Product.

               (b) Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party's Confidential Information pursuant to subsection (a) above, it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use best efforts to secure confidential treatment of such information. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

                                   ARTICLE 12

                           IMPORT AND EXPORT CONTROLS

          12.1 UNITED STATES LAWS. The parties understand and acknowledge that each of them is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export, re-export or diversion of the Product and technology to certain countries. Any and all obligations of Roberts or RiboGene to provide access to or license any technology pursuant to this Agreement, as well as any technical assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and the Product abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor or interim controlling legislation, and the Export Administration Regulations issued by the Department of Commerce, International Trade Administration, Bureau of Export



                                      16.

Administration. Both parties also agree to comply with the requirements of the U.S. Foreign Corrupt Practices Act (the "Act") and shall refrain from making any payments to third parties which would cause Roberts or RiboGene to violate the Act.

          12.2 NON-UNITED STATES LAWS. Roberts and RiboGene shall each provide the other party with such reasonable assistance as may be required for the party requesting such assistance to comply with all non-United States laws, ordinances, rules, regulations and the like of all governmental units or agencies having jurisdiction pertaining to this Agreement, including without limitation, obtaining all import, export and other permits, certificates, licenses or the like required by such non-United States laws, ordinances, rules, regulations and the like, necessary to permit the parties to perform hereunder and to exercise their respective rights hereunder.

                                   ARTICLE 13

                              TERM AND TERMINATION

          13.1 TERM. Except as provided under Section 13.2 below, the term of this Agreement shall commence upon the Effective Date and shall expire on the expiration date of the last to expire royalty obligation.

          13.2 TERMINATION ON MATERIAL BREACH. If either party materially breaches the Agreement, including without limitation its due diligence obligations under Section 2.2(b) and 5.3, and the breaching party has not cured the breach or initiated good faith efforts to cure such breach to the reasonable satisfaction of the non-breaching party within sixty (60) days of notice of breach from the non-breaching party, the non-breaching party may terminate this Agreement upon expiration of such sixty (60)-day period.

          13.3 LICENSES UPON EXPIRATION OR TERMINATION.

               (a) Upon expiration or termination of this Agreement, Roberts shall have a fully paid, nonexclusive license under RiboGene Technology and Collaboration Technology in the Field to make, have made, use, import, offer for sale and sell the Product in the Territory.

               (b) Notwithstanding subsection (a) above, if this Agreement is terminated by RiboGene based on a material breach by Roberts, then Roberts' license rights shall terminate and RiboGene shall have a perpetual, paid-up, worldwide license under Roberts Technology and Roberts-owned or jointly owned Collaboration Technology to make, have made, use, import, offer for sale and sell the Product.

               (c) If this Agreement is terminated by Roberts due to a failure by RiboGene to pay for the performance of the Development Program conducted under this Agreement, Roberts shall have an exclusive license under RiboGene Technology and Collaboration Technology in the Field to make, have made, use, import, offer for sale and sell the Product in the Territory, subject only to the obligation to pay the License Fee (less any amounts of the Development Funds owed but not paid by RiboGene to Roberts hereunder) and royalties as provided in
Section 5.2.



                                      17.

          13.4 SURVIVING RIGHTS AND OBLIGATIONS. Termination of this Agreement, for whatever reason, shall not affect any rights or obligations of either party which are intended by the parties to survive termination.

          13.5 ACCRUED RIGHTS. The termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination, relinquishment or expiration, including any damages arising from any breach hereunder.

                                   ARTICLE 14

                                  MISCELLANEOUS

          14.1 WAIVER. No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

          14.2 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns; provided, however, that neither party shall assign any of its rights and obligations hereunder without the prior written consent of the other; except that RiboGene may assign this Agreement incident to the merger, consolidations, reorganization, or acquisition of stock or assets affecting substantially all of the assets or actual voting control of RiboGene.

          14.3 NOTICES. Any notice or other communication required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or by facsimile or five (5) days after mailing by registered or certified mail, postage paid, to the other party at the following address:

         In the case of RiboGene:        RiboGene, Inc.
                                         26118 Research Road
                                         Hayward, CA 94545
                                         Fax: (510) 293-2596
                                         Attention: President

         with a copy to:                 Cooley Godward LLP
                                         Five Palo Alto Square
                                         Palo Alto, CA 94306
                                         Fax: (650) 857-0663
                                         Attention: Brian C. Cunningham, Esq.

         In the case of Roberts:         Roberts Pharmaceutical Corporation
                                         Meridian Center II
                                         4 Industrial Way West
                                         Eatontown, New Jersey 07724
                                         Fax: (732) 398-1014
                                         Attention: A. A. Rascio, VP and General
                                         Counsel



                                      18.

Either party may change its address for communications by a notice to the other party in accordance with this section.

          14.4 HEADINGS. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          14.5 AMENDMENT. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.

          14.6 CHOICE OF LAW, JURISDICTION AND VENUE.

               (a) This Agreement and its terms and conditions shall be governed exclusively by and construed according to the laws of California, excluding its choice of law provisions and also excluding the United Nations Convention on Contracts for the International Sale of Goods.

               (b) All disputes which may arise between the parties hereto in relation to the interpretation or administration of this Agreement shall be first referred to the Steering Committee for resolution. Any disputes which the Steering Committee is unable to resolve with a reasonable period of time shall be resolved by the agreement of the Chief Executive Officers of the respective parties or their delegates. Any disputes which cannot be resolved in this manner shall be finally resolved in the courts with jurisdiction and venue at the domicile of the defendant.

          14.7 FORCE MAJEURE. Any delays in performance by any party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The party suffering such occurrence shall immediately notify the other party as soon as practicable and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

          14.8 INDEPENDENT CONTRACTORS. In making and performing this Agreement, Roberts and RiboGene act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between RiboGene and Roberts. At no time shall one party make commitments or incur any charges or expenses for or in the name of the other party.

          14.9 SEVERABILITY. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent.

          14.10 CUMULATIVE RIGHTS. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity,



                                      19.

or under any other agreement between the parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

          14.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

          14.12 ENTIRE AGREEMENT. This Agreement and any and all Schedules and Appendices referred to herein embodies the entire understanding of the parties with respect to the subject matter hereof and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.



                                      20.

         IN WITNESS WHEREOF, both Roberts and RiboGene have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, as of the day and year hereinabove written.

RIBOGENE, INC.                              ROBERTS PHARMACEUTICAL CORPORATION



By:_______________________________          By:_________________________________
Name:    Timothy E. Morris                  Name:
Title:   Vice President Finance &           Title:
         Administration and
         Chief Financial Officer



                                      21.

                                    EXHIBIT A

                               ALLOWABLE EXPENSES

[ * ]

[ ] Estimated costs for patent and trademark prosecution, consisting of approximately [ * ] including the estimated cost of [ * ]

[ ] Estimated patent and trademark maintenance costs (subject to increases due to litigation or other unforeseen circumstances).

[ ] These expenses shall [ * ] once the Product, [ * ]


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       1.

                                    EXHIBIT B

                                RIBOGENE PATENTS

[ * ]



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                       2.